Exhibit 99.1

Contact:	Vanessa Craigie Corporate Communications (617) 342-6015

Cabot Corporation Announces Chief Financial Officer Eduardo Cordeiro to Retire and Appoints
Erica McLaughlin as Chief Financial Officer

BOSTON – Cabot Corporation (NYSE: CBT) today announced that Eduardo Cordeiro, executive vice president, chief financial officer (CFO) and president of the Americas Region, will retire from Cabot at the end of 2018. He will step down from these roles effective May 15, 2018 at which time Erica McLaughlin, the Company’s vice president of business operations for Cabot’s Reinforcement Materials segment and general manager of the tire business, will become senior vice president and CFO. Cordeiro will remain with Cabot in an advisory capacity through the end of the year to assist in a smooth transition.

Cordeiro, who joined Cabot in 1998, has been the Company’s chief financial officer since 2009. Prior to this role, he held a variety of senior finance and business leadership roles, including corporate controller, vice president of investor relations, as well as vice president and general manager of Cabot’s Fumed Metal Oxides and Supermetals businesses.

“Over the past 20 years, Eddie has provided tremendous business leadership and financial stewardship. During his tenure as CFO, he has been instrumental in improving the Company’s performance and further strengthening our financial position. He also played a key role in developing and implementing our ‘Advancing the Core’ strategy,” said Sean Keohane, president and chief executive officer of Cabot Corporation. “His business knowledge and financial expertise have been critical to our success. On behalf of the Company, I would like to thank Eddie for his many years of service and know that his significant contributions will have a lasting positive effect on Cabot.”

McLaughlin joined Cabot in April 2002, and has held a variety of roles within the finance organization and Cabot’s global businesses. Erica started in Cabot’s finance organization and held positions of increasing responsibility, including global finance director for the carbon black business. She then served as vice president of investor relations and corporate communications. In her current role as vice president of business operations for the Reinforcement Materials segment and general manager of the tire business, she has been instrumental in driving the improved performance of that segment. McLaughlin is a Certified Public Accountant and earned an MBA and a BS in accounting from Boston College.

Keohane added, “Erica brings a strong finance and business background to her new role. She has a depth of experience across the variety of finance disciplines including corporate control, business finance, reporting and investor relations. I have developed a strong appreciation for her business acumen, strategic insight and analytical ability. As a member of our corporate leadership team, she has demonstrated a passion for leading teams and developing talent, and is recognized as a strong leader who is well-respected across the Company. Her financial expertise and deep knowledge of Cabot and its businesses make her well-positioned to take on this new role.”

ABOUT CABOT CORPORATION
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, masterbatches and conductive compounds, fumed silica and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.

# # #

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in the press release regarding Cabot’s business that are not historical facts are forward looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.